Exhibit 99.2

Acer Therapeutics to Develop Emetine as Potential COVID-19 Treatment in Collaboration with National Center for Advancing Translational Sciences, One of the National Institutes of Health

Targeting Q3 2020 initiation of an adaptive Phase 2/3 trial evaluating emetine in high-risk COVID-19 outpatients, following IND submission and clearance

Acer to host conference call and webcast on Monday, May 11 at 5:30 pm Eastern Time

NEWTON, MA – May 11, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced it has entered into a research collaboration agreement with the National Center for Advancing Translational Sciences (NCATS), one of the National Institutes of Health (NIH), to develop emetine hydrochloride as a potential treatment for patients with COVID-19, the disease caused by infection with the SARS-CoV-2 virus. Under the terms of the agreement, Acer and NCATS will collaborate to accelerate the clinical development of emetine, a broad-acting and potent antiviral according to various preclinical and clinical studies.

Acer is in ongoing discussion with the Division of Antivirals (DAV) at the FDA after receiving its initial written responses to the Company’s pre-Investigational New Drug (pre-IND) package. Acer is working toward an IND submission in mid-2020 and targeting clinical trial initiation in the third quarter of 2020, subject to additional capital. The Company has proposed an adaptive design Phase 2/3 randomized, blinded, placebo-controlled multi-center trial to evaluate the safety and antiviral activity of emetine in high-risk, symptomatic adult patients with confirmed COVID-19 infection not requiring hospitalization. The trial objectives as planned are to determine the safety and efficacy of emetine via clinical status at a specific timepoint in addition to disease resolution.

Acer is concurrently pursuing several financing options, including federally-funded research and grants, to support emetine development. For example, the Biomedical Advanced Research and Development Authority (BARDA) invited the Company to present the emetine development program at the BARDA CoronaWatch meeting on May 7, 2020. BARDA CoronaWatch is a funding program providing government support for selected coronavirus projects. While Acer plans to advance emetine through IND submission, initiation of the clinical trial of emetine is contingent on the timely availability of additional capital to fund this program.

Emetine will be delivered as a sterile subcutaneous injection. Acer will oversee the contract synthesis and manufacturing of emetine for clinical development and potential commercialization.

“We are very pleased to be selected by NCATS and look forward to collaborating on the development of emetine, a broad-acting and potent antiviral identified by NCATS as their best preclinical opportunity for further clinical development for the treatment of COVID-19,” said Chris Schelling, CEO and Founder of Acer. “With a collaboration agreement in place, ongoing discussions with the FDA toward IND submission, and several potentially non-dilutive funding sources being pursued, we believe we are well-positioned to advance the clinical development of emetine.”

Conference Call and Webcast Details

Interested parties can access the live call and webcast on Monday, May 11, 2020, at 5:30 pm Eastern Time (2:30 pm Pacific Time) from the Investors section of Acer’s website or directly at

http://public.viavid.com/index.php?id=139741. Participants can also access the call by dialing 800-458-4148 (US Toll Free) or 1-720-543-0206 (International Toll Number) and providing the Conference ID 8855853. A replay of the call will also be available under the Investors section of Acer’s website.

About Emetine Hydrochloride

Acer and NCATS are working together to develop emetine for the treatment of patients with COVID-19, the disease caused by the SARS-CoV-2 virus. Emetine is an active pharmaceutical ingredient of syrup of ipecac, given orally to induce emesis, and has also been formulated as an injectable to treat thousands of individuals with amebiasis. Several independent in vitro studies have demonstrated nanomolar potency against both DNA and RNA-replicating viruses, including Zika virus, Ebola virus1, Rabies Lyssavirus, human cytomegalovirus, human immunodeficiency virus 1, influenza A virus, Rift Valley fever virus, echovirus 1, human metapneumovirus, and herpes simplex virus type 22. Clinically, emetine has been used to treat approximately 700 patients (including pediatrics) with viral hepatitis3 and varicella-zoster virus4. Additionally, emetine is a potent inhibitor of multiple genetically-distinct coronaviruses and demonstrated in vitro the strongest anti-coronavirus activity in one study that screened and identified approved compounds with broad-spectrum efficacy against the replication of four coronaviruses5 and specifically against SARS-CoV-2.6

Acer intends to initially seek FDA approval to market emetine in the U.S. using a regulatory pathway established under section 505(b)(2) of the Federal Food, Drug and Cosmetic Act that allows applicants to rely at least in part on third party data for approval. The Company intends to rely in part on the existing preclinical and clinical safety data for emetine, while supplementing with the COVID-19 safety and efficacy data to be generated in the Phase 2/3 trial as well as chemistry, manufacturing and controls information. If the Phase 2/3 trial is completed successfully, following IND submission and clearance, Acer anticipates submitting to the FDA the 505(b)(2) NDA for emetine for the treatment of COVID-19. The potential initiation of the Phase 2/3 trial, its conduct and completion and NDA submission are subject to the Company’s ability to generate sufficient capital resources to fund this program. Emetine is an investigational drug for COVID-19 and is not currently FDA approved for any indication.

About the National Center for Advancing Translational Sciences

The National Center for Advancing Translational Sciences (NCATS) — one of 27 Institutes and Centers at the National Institutes of Health (NIH) — was established to transform the translational process so that new treatments and cures for disease can be delivered to patients faster. Its focus is to advance the science of translation, which is the process of turning observations into interventions to improve health. NCATS collaborates with researchers, the public and other stakeholder groups to design new approaches and technologies that ultimately will deliver more treatments to more people more quickly.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four clinical-stage candidates: emetine hydrochloride for the treatment of patients with COVID-19; EDSIVO™ (celiprolol), for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate), for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant, for the treatment of induced Vasomotor Symptoms (iVMS) where Hormone Replacement Therapy (HRT) is likely contraindicated. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

References

1.

Yang S, et al. Emetine inhibits Zika and Ebola virus infections through two molecular mechanisms: inhibiting viral replication and decreasing viral entry. Cell Discov (2018) 4:31. doi:10.1038/s41421-018-0034-1

2.	Andersen, P.I., et al. Novel Antiviral Activities of Obatoclax, Emetine, Niclosamide, Brequinar, and Homoharringtonine. Viruses 2019, 11, 964
3.	Del Puerto et al. Pren. méd. argent., 55: 818, 1968
4.	Annamalai et al. Emetine Hydrochloride in the Treatment of Herpes Zoster. 1968.
5.	Shen L, et al. High-Throughput Screening and Identification of Potent Broad-Spectrum Inhibitors of Coronaviruses. J Virol. 2019 May 29;93(12)
6.	Choy et al. Remdesivir, lopinavir, emetine, and homoharringtonine inhibit SARS-CoV-2 replication in vitro. Antiviral Res. 2020 Jun; 178: 104786

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund the emetine program; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from pending securities litigation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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